Exhibit 23.3

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation of our report dated September 10, 2001, except for notes 4, 12 and 13 as to which the date is July 29, 2002, for the year ended June 30, 2001, included in this Form 10-K, and into VirtualFund.com, Inc.’s previously filed Registration Statement Nos. 33-52916 and 333-11157.

/s/ Lurie Besikof Lapidus & Company, LLP

Minneapolis, Minnesota

December 19, 2002